Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Mr. Frank Silvestro
Chairman, Board of Directors
(716) 684-8060
fsilvestro@ene.com

Ecology and Environment, Inc. Welcomes Michael S. Betrus, CPA to Board of Directors

LANCASTER, N.Y., May 29, 2014 – Ecology and Environment, Inc. (E & E) (NASDAQ: EEI) has announced that Michael S. Betrus, CPA, will be joining the Board of Directors as an Independent Director and as a member of the Audit Committee.

Mr. Betrus brings over 35 years of experience in accounting, financial management, contractual oversight, and budget forecasting to his role as a Director of E & E. He is currently the Senior Vice President and Chief Financial Officer of Power Drives, Inc., a manufacturing and industrial distribution company located in Buffalo, NY. He previously served as E & E’s Accounting and Contracts Manager from 1994 to 2005.

Headquartered in Lancaster, N.Y., E & E has completed thousands of projects for a wide variety of clients, including some of the most iconic, high-profile projects in the world. E & E is listed on the NASDAQ under the symbol EEI, and the information contained in this press release is available on the Company’s website at www.ene.com.